Exhibit 99.1

Zai Lab and Entasis Therapeutics Announce Positive

Topline Results for Sulbactam-Durlobactam (SUL-DUR)

from Phase 3 ATTACK Trial

SUL-DUR first to achieve statistical non-inferiority in 28-day all-cause mortality in carbapenem-resistant Acinetobacter (CRAB) patients

Statistically significant difference in clinical cure at Test of Cure vs. colistin

Favorable safety profile with statistically significant reduction in nephrotoxicity

SHANGHAI, SAN FRANCISCO, CAMBRIDGE, MA, October 19, 2021 -- Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688), a patient-focused, innovative, commercial-stage, global biopharmaceutical company, and its partner Entasis Therapeutics Holdings Inc. (Nasdaq: ETTX), a clinical-stage biopharmaceutical company focused on the discovery and development of novel antibacterial products, today announced topline results from the ATTACK trial—a global Phase 3 registrational trial evaluating the safety and efficacy of SUL-DUR versus colistin in patients with infections caused by Acinetobacter baumannii.

SUL-DUR met the primary endpoint of 28-day all-cause mortality in patients with carbapenem-resistant Acinetobacter infections (CRABC m-MITT* population in Part A of the study), demonstrating statistical non-inferiority versus colistin. Mortality analyses favored SUL-DUR versus colistin in CRABC m-MITT and all study populations included in the topline results. At Test of Cure, there was a statistically significant difference in clinical response favoring SUL-DUR over colistin. SUL-DUR met the primary safety objective of the study achieving statistically significant reduction in nephrotoxicity.

“SUL-DUR is the first investigational agent to demonstrate efficacy against CRAB in a prospective, well controlled clinical trial,” said Manos Perros, Chief Executive Officer at Entasis. “CRAB is a global health threat, and thanks to our partnership with Zai Lab, we were able to enroll Chinese patients in our global ATTACK clinical trial. With the robust data from ATTACK, we believe that, if approved, SUL-DUR can become an important therapeutic option against Acinetobacter, including multi-drug resistant infections.”

“We are immensely pleased to see the outcome of this first prospective well-controlled study of severe infections due to CRAB organisms,” said Dr. Samantha Du, Founder, Chairperson and Chief Executive Officer of Zai Lab. “CRAB infections are among the worst bacterial infections, and safe and effective treatment options are limited. We look forward to bringing this drug to China, where CRAB infections are still frequently seen in ICUs and result in high morbidity and mortality.”

“Physicians and patients need new agents for drug-resistant bacteria. Acinetobacter infections are some of the most difficult to treat, consume vast healthcare resources and inflict pain and suffering on vulnerable patients. The data from the ATTACK trial are robust and incredibly exciting, demonstrating positive safety and efficacy results, combined with favorable and meaningful clinical cure rates. If approved by regulatory agencies, SUL-DUR will address the urgent need for new treatment options for patients with life-threatening infections caused by Acinetobacter species including multidrug-resistant strains,” said Keith S. Kaye, MD, MPH, Chair of the ATTACK trial Data Safety Monitoring Board and Chief, Division of Allergy, Immunology and Infectious Diseases at the Robert Wood Johnson Medical School.

ATTACK enrolled 207 patients at 95 clinical sites in 17 countries. This was a two-part trial with Part A being the randomized, comparative portion (SUL-DUR versus colistin) in patients with documented Acinetobacter baumannii hospital-acquired bacterial pneumonia (HABP), ventilator-associated bacterial pneumonia (VABP), ventilated pneumonia (VP), or bacteremia and Part B being an open-labeled portion (SUL-DUR only) including ABC infections resistant to or failed colistin or polymyxin B treatment. All patients received imipenem/cilastatin as background therapy. Approximately 95% of baseline Acinetobacter isolates tested were carbapenem resistant.

•

SUL-DUR met the primary efficacy endpoint of 28-day all-cause mortality compared to colistin in the CRABC m-MITT population (n=125) of Part A. SUL-DUR mortality was 19.0% (12/63) compared to 32.3% (20/62) in the colistin arm (treatment difference of -13.2%; 95% CI: -30.0, 3.5)

•	Similar trends were observed in 28-day and 14-day all-cause mortality favoring SUL-DUR across all study populations evaluated to date

•	A statistically significant difference in clinical cure at Test of Cure (TOC) was observed with 61.9% in SUL-DUR arm compared to 40.3% in the colistin arm (95% CI: 2.9, 40.3)

•	In Part B, the 28-day all-cause mortality was 17.9% (5/28) and consistent with that observed in Part A

Safety analyses were conducted in a total of 205 patients with at least one dose in Part A and Part B.

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SUL-DUR met the primary safety objective with a statistically significant reduction in nephrotoxicity as measured by the RIFLE** classification. SUL-DUR nephrotoxicity was 13.2% (12/91) versus 37.6% (32/85) in the colistin arm (p = 0. 0002)

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Overall adverse events (AEs) in the safety population were comparable between treatment groups with 87.9% (80/91) in the SUL-DUR arm versus 94.2% (81/86) in the colistin arm in Part A, 89.3% (25/28) in Part B

•	Drug related AEs were 12.1% (11/91) with SUL-DUR compared to 30.2% (26/86) with colistin in Part A, 10.7% (3/28) in Part B

*Carbapenem-resistant Acinetobacter baumannii-calcoaceticus Complex Microbiologically Modified Intent-to-Treat Population

**Risk-Injury-Failure-Loss-End-stage renal disease (measured by creatinine level or glomerular filtration rate)

About sulbactam-durlobactam (SUL-DUR)

SUL-DUR is an intravenous, or IV, investigational drug that is a combination of sulbactam, an IV b-lactam antibiotic, and durlobactam, a novel broad-spectrum IV b-lactamase inhibitor, or BLI, being developed for the treatment of infections caused by Acinetobacter baumannii, including carbapenem-resistant strains. The global Phase 3 registrational ATTACK trial was initiated in April 2019 with positive Phase 3 topline data announced in October 2021. NDA submission is planned for mid-2022.

Zai Lab has exclusive license to develop and commercialize SUL-DUR in mainland China, Hong Kong, Taiwan, Macau, Korea, Vietnam, Thailand, Cambodia, Laos, Malaysia, Indonesia, the Philippines, Singapore, Australia, New Zealand, and Japan.

About Acinetobacter

Acinetobacter is a Gram-negative, opportunistic human pathogen that predominantly infects critically ill patients often resulting in severe pneumonia and bloodstream infections, but it can also infect other body sites such as the urinary tract and the skin. Acinetobacter is considered a global threat in the healthcare setting due in part to its ability to acquire multidrug resistance at rates not previously seen in other bacteria. Based on current carbapenem resistance rates, we estimate there are in excess of 300,000 hospital-treated carbapenem-resistant Acinetobacter infections annually across the United States, Europe, the Middle East, and China for which significant morbidity and mortality exists due to limited treatment options.

About Acinetobacter baumannii Infections in China

Based on the 2019 Annual Report of CARSS (China Antimicrobial Resistance Surveillance system), there were over 230,000 Acinetobacter infections reported in 2019 in China, although the actual incidence is estimated to be much larger. The resistance of Acinetobacter baumannii to the carbapenem class of antibiotics was estimated at 56% in 2019 across China, with some provinces as high as 70-80%. Acinetobacter is also the most common pathogen that leads to hospital-acquired pneumonia and ventilator-acquired pneumonia in China1. With best available therapy, the mortality rate is estimated to be 50% in China2.

Note: (1) China Diagnosis and Treatment Guideline for hospital-acquired pneumonia and ventilator-associated pneumonia, 2018; (2) Chung DR, et al; Asian Network for Surveillance of Resistant Pathogens Study Group. Am J Respir Crit Care Med 2011; Du, et al. American Journal of Infection Control 00 (2019) 1 6.

About Zai Lab

Zai Lab (NASDAQ: ZLAB; HKEX: 9688) is a patient-focused, innovative, research-based, commercial-stage biopharmaceutical company focused on developing and commercializing therapies that address medical conditions with unmet needs in oncology, autoimmune disorders and infectious disease. To that end, our experienced team has secured partnerships with leading global biopharmaceutical companies in order to generate a broad pipeline of innovative marketed products and product candidates. We have also built an in-house team with strong product discovery and translational research capabilities and are establishing a pipeline of proprietary product candidates with global rights. Our vision is to become a leading global biopharmaceutical company, discovering, developing, manufacturing and commercializing our portfolio in order to impact human health worldwide.

Zai Lab Forward-Looking Statements

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ZAI LAB CONTACTS:

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